Pioneer Power Solutions, Inc. 8-K

Exhibit 99.1

Pioneer Reports Second Quarter 2022 Financial Results

Backlog Increases 98% Year-over-Year and 5% Sequentially to $25 Million,

Company Reiterates Expectation of 50% Year-over-Year Full Year Revenue Growth for 2022

FORT LEE, N.J., August 15, 2022 /PRNewswire/ -- Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer”, “Pioneer Power” or the “Company”), a leader in the design, manufacture, service and integration of electrical power systems, distributed energy resources, power generation equipment and mobile electric vehicle (“EV”) charging solutions, today provided a business update and announced financial results for the second quarter and six months ended June 30, 2022.

Business Highlights for the Second Quarter of 2022:

●	Pioneer continued to expand interest in the e-Bloc solution, increasing the number of potential customers evaluating proposals. Approximately $15.0 million of the backlog reflects e-Bloc orders, bolstering confidence in achieving full-year revenue goals.
●	Pioneer won an initial $1.0 million order to provide its e-Bloc solutions as part of the first phase of an initiative to repower a Hyperscale Data Center in San Jose, California for a major global cloud internet company. This represents Pioneer’s first e-Bloc order for the data center market.
●	The Company shipped two e-Boost skid-mounted solutions to the nation’s largest school bus manufacturer related to its electric bus offerings, resulting in the recognition of $129,000 of e-Boost revenue during the second quarter.
●	Pioneer’s total backlog increased to $25.2 million at June 30, 2022, compared to $24.0 million at March 31, 2022 and $12.7 million at June 30, 2021. The Company’s total backlog at June 30, 2022 was the highest backlog since the Company sold its transformer business units nearly three years ago.

Financial Highlights for the Second Quarter of 2022:

●	Revenue decreased 24% to $4.3 million for the three months ended June 30, 2022, as compared to $5.6 million for the three months ended June 30, 2021. Revenue was adversely impacted by delays from one large customer, which was unable to receive completed e-Bloc systems on the original timeframe due to site readiness issues. These issues have been resolved and the customer expects to receive the majority of the promised products during the second half of 2022.
●	Gross profit decreased 84% to $81,000 for the three months ended June 30, 2022, or 1.9% gross margin, as compared to $495,000, or 8.8% gross margin, for the three months ended June 30, 2021. Margins were impacted by the delayed shipments, resulting in lower revenue from the T&D Solutions segment, as well as increase in company-wide overhead costs.
●	Total operating loss during the second quarter of 2022 was $2.5 million, compared to $745,000 in the second quarter of last year, reflecting investments in the Company’s e-Bloc and e-Boost initiatives. The Company recognized $658,000 of non-cash, stock-based compensation expense during the second quarter of 2022, as compared to $38,000 during the second quarter last year, which significantly contributed to the increase in the Company’s operating loss. In addition, the Company invested approximately $607,000 in product development and sales and marketing fees during the second quarter to advance its e-Boost and e-Bloc solutions.

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, “Timing of customer deliveries was the driving factor in our revenue decline, as approximately $3 million in orders were delayed as a direct result of delays in the customer’s receiving schedule for completed units. We fully expect the majority of these units to ship during the second half of the year and, indeed, fully expect that a portion of these orders will ship in the third quarter. Accordingly, we are reiterating our expectation that we will grow our 2022 revenue by at least 50% over our 2021 revenue and deliver continued margin expansion, enabling us to generate positive operating cash flow for 2022.”

“Separately, our pipeline for e-Boost sales continues to grow dramatically, with a number of electric truck and bus manufacturers evaluating proposals for their own dealerships, as well as direct customers,” added Mr. Mazurek. “This portion of the market represents the most significant near-term potential, but additional markets are being actively pursued such as electric aviation and marine craft automotive dealerships, as well as military applications. Both e-Boost and e-Bloc will contribute to our growth in 2022, a significant achievement considering we only introduced e-Boost in November of last year. We have increased our investments in sales, marketing, manufacturing capacity and product development to support these two new platforms, but despite the increased investments, we are maintaining a relatively low cash utilization, and we believe we have sufficient resources to fund our near-term growth initiatives without considering any dilutive financings.”

Second Quarter 2022 Financial Results

Revenue

Total revenue for the three months ended June 30, 2022 was $4.3 million, a decrease of 24% compared to $5.6 million during the second quarter of last year. The decrease in revenue was primarily due to delayed e-Bloc shipments from one large customer, which was unable to receive completed power systems on the original timeframe due to site readiness issues.

Gross Profit/Margin

Total gross profit for the second quarter of 2022 was $81,000, or 1.9% of revenues, compared to $495,000, or 8.8% of revenues, for the same period in 2021. The decrease in gross profit was primarily due to the decrease in revenue from the T&D Solutions segment related to the delay in e-Bloc shipments, as well as an increase in company-wide overhead costs.

Operating Loss

For the three months ended June 30, 2022, operating loss was $2.5 million as compared to $745,000 during same period in 2021, reflecting the lower gross profit from the Company’s T&D Solutions segment because of the decrease in revenue, recognizing $658,000 of non-cash, stock-based compensation expense during the second quarter and the Company’s ongoing investments in product development and marketing related to our e-Bloc and e-Boost initiatives.

Net Loss

The Company’s net loss was $2.5 million, or $(0.26) per basic and diluted share, for the three months ended June 30, 2022, compared to a net loss of $686,000, or $(0.08) per basic and diluted share, during the three months ended June 30, 2021. Net loss for the quarter included $658,000 of non-cash, stock-based compensation expense related to a restricted stock unit award and stock options, which were granted during the second quarter.

Year-to-Date 2022 Financial Results

Total revenue for the six months ended June 30, 2022 was $10.3 million, an increase of 13% compared to $9.1 million during the first six months last year. Revenue from the T&D Solutions segment increased 383,000, or 8%, and revenue from the Critical Power segment increased $815,000, or 20%, during the first six months of the 2022 as compared to the same period last year. The increase in the Company’s Critical Power revenue is primarily due to the Company’s e-Boost initiative, which was launched during the fourth quarter of 2021, and recognizing shipments of e-Boost products during the first six months of 2022.

Gross profit for the first six months of 2022 was $956,000, or 9.3% of revenues, compared to gross profit of $654,000, or 7.2% of revenues, for the same period in 2021.

Loss from operations for the first six months of 2022 was $3.4 million as compared to $1.9 million during same period in 2021. The increase in the Company’s loss from operations is primarily due to ongoing investments in product development and marketing costs related to the Company’s e-Bloc and e-Boost initiatives and higher non-cash, stock-based compensation expense.

The Company’s net loss for the first six months of 2022 was $3.3 million, or $(0.34) per basic and diluted share, compared to a net loss of $335,000, or $(0.04) per basic and diluted share, during the same period of 2021. Net loss for the six months ended June 30, 2021 included a gain of $1.4 million for the extinguishment and forgiveness of the PPP Loan.

Balance Sheet

As of June 30, 2022, the company had $9.8 million in cash, compared to $11.7 million in cash and restricted cash as of December 31, 2021. Additionally, the Company expects to receive approximately $6.2 million in cash by December 31, 2022 from the maturity of its notes receivable related to the sale of the transformer business units.

Earnings Conference Call:

Management will host a conference call later today, August 15, 2022 at 5 p.m. Eastern Time to discuss the Company’s 2022 second quarter financial results with the investment community.

Anyone interested in participating should call 1-800-289-0720 if calling within the United States or

1-323-701-0160 if calling internationally. When asked, please reference confirmation code 9383194.

The call will also be accompanied live by webcast over the Internet and accessible at https://viavid.webcasts.com/starthere.jsp?ei=1562210&tp_key=532cb770c2.

A replay will be available until August 22, 2022 which can be accessed by dialing 1-844-512-2921 if calling within the United States or 1-412-317-6671 if calling internationally. Please use passcode 9383194 to access the replay.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. is a leader in the design, manufacture, integration, refurbishment, service and distribution of electric power systems, distributed energy resources, power generation equipment and mobile EV charging solutions for applications in the utility, industrial and commercial markets. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

Safe Harbor Statement:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company’s ability to successfully increase its revenue and profit in the future, (ii) general economic conditions and their effect on demand for electrical equipment, (iii) the effects of fluctuations in the Company’s operating results, (iv) the fact that many of the Company’s competitors are better established and have significantly greater resources than the Company, (v) the Company’s dependence on two customers for a large portion of its business, (vi) the potential loss or departure of key personnel, (vii) unanticipated increases in raw material prices or disruptions in supply, (viii) the Company’s ability to realize revenue reported in the Company’s backlog, (ix) future labor disputes, (x) changes in government regulations, (xi) the liquidity and trading volume of the Company’s common stock and (xii) an outbreak of disease, epidemic or pandemic, such as the global coronavirus pandemic, or fear of such an event.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q, respectively. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

Tables Follow

PIONEER POWER SOLUTIONS, INC.

Consolidated Balance Sheets

(In thousands, except share amounts)

	June 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets
Cash	$9,785	$9,924
Restricted cash	—	1,775
Notes receivable and accrued interest	5,993	5,778
Accounts receivable, net	5,211	2,429
Inventories	9,017	4,160
Prepaid expenses and other current assets	1,074	1,069
Total current assets	31,080	25,135
Property and equipment, net	619	516
Right-of-use assets	2,337	2,237
Other assets	80	39
Total assets	$34,116	$27,927

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$6,407	$4,159
Deferred revenue	9,289	2,423
Total current liabilities	15,696	6,582
Other long-term liabilities	1,440	1,793
Total liabilities	17,136	8,375
Commitments
Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value, 30,000,000 shares authorized; 9,644,545 and 9,640,545 shares issued and outstanding on June 30, 2022 and December 31, 2021, respectively	10	10
Additional paid-in capital	32,573	31,840
Accumulated other comprehensive income	14	14
Accumulated deficit	(15,617)	(12,312)
Total stockholders’ equity	16,980	19,552
Total liabilities and stockholders’ equity	$34,116	$27,927

PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues	$4,289	$5,625	$10,325	$9,127
Cost of goods sold	4,208	5,130	9,369	8,473
Gross profit	81	495	956	654
Operating expenses
Selling, general and administrative	2,585	1,240	4,331	2,506
Total operating expenses	2,585	1,240	4,331	2,506
Loss from operations	(2,504)	(745)	(3,375)	(1,852)
Interest income	(104)	(95)	(206)	(189)
Other expense (income), net	117	36	129	(1,307)
Loss before taxes	(2,517)	(686)	(3,298)	(356)
Income tax expense (benefit)	—	—	7	(21)
Net loss	$(2,517)	$(686)	$(3,305)	$(335)

Loss per share:
Basic	$(0.26)	$(0.08)	$(0.34)	$(0.04)
Diluted	$(0.26)	$(0.08)	$(0.34)	$(0.04)

Weighted average common shares outstanding:
Basic	9,728	8,726	9,685	8,726
Diluted	9,728	8,726	9,685	8,726

PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2022	2021
Operating activities
Net loss	$(3,305)	$(335)
Depreciation	73	74
Amortization of right-of-use finance leases	124	156
Amortization of imputed interest	(214)	(214)
Interest expense from PPP Loan	—	4
Gain on forgiveness of PPP Loan	—	(1,417)
Amortization of right-of-use operating leases	328	262
Change in receivable reserves	(141)	43
Proceeds from insurance receivable	—	95
Stock-based compensation	716	71
Changes in current operating assets and liabilities:
Accounts receivable	(2,642)	(1,423)
Inventories	(4,857)	(910)
Prepaid expenses and other assets	(67)	118
Income taxes	27	403
Accounts payable and accrued liabilities	1,796	1,053
Deferred revenue	6,866	1,839
Principal repayments of operating leases	(325)	(252)
Net cash used in operating activities	(1,621)	(433)

Investing activities
Additions to property and equipment	(174)	(62)
Net cash used in investing activities	(174)	(62)

Financing activities
Net proceeds from the exercise of options for common stock	17	—
Principal repayments of financing leases	(136)	(163)
Net cash used in financing activities	(119)	(163)

Decrease in cash and restricted cash	(1,914)	(658)
Cash, and restricted cash, beginning of year	11,699	7,567
Cash, and restricted cash, end of period	$9,785	$6,909

Non-cash investing and financing activities:
Acquisition of right-of-use assets and lease liabilities	551	—
Declared dividend unpaid	—	1,047